EXHIBIT 99.1

Commonwealth Announces Loss for 2010, Fourth Quarter

Company Taking Hard Line on Problem Loans; President: 'We Have the Right People to Move Company Ahead'

NORFOLK, Va., April 15, 2011 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) (the "Company") reported today a net loss of $51.8 million for the year ended December 31, 2010 and a net loss of $39.0 million for the fourth quarter 2010, compared to a net loss of $25.8 million and net income of $487,000 for the same periods a year ago, as the Company took more aggressive steps to identify and reduce problem loans. Diluted loss per share was $5.66 for the quarter ended December 31, 2010 compared to earnings of $0.07 for the same period in 2009. For the year ended December 31, 2010, diluted loss per share was $7.52 compared to a loss of $3.75 a year earlier.

The Company's overall performance was significantly impacted by an increase in nonperforming assets, up approximately 83% to $162.6 million in 2010 from $89.0 million in 2009. The Company added a $22.5 million provision in the fourth quarter to its loan loss allowance, a reserve set aside for problem credits. During the year ended December 31, 2010, the Company added $52.5 million to its loan loss reserves. Additionally, in the fourth quarter of 2010, the Company established a valuation allowance for its deferred tax asset of $23.6 million, all of which was reported as income tax expense during the fourth quarter of 2010.

"We can only blame external factors but for so long," said interim President Chris Beisel, the former chief credit officer who replaced former CEO Edward Woodard after he retired in December 2010. "There is no question the economy hasn't fully recovered; the fact is, we can't wait on these factors to improve to get our ship in order. We took a hard line on bad loans and credit policies in 2010. The result wasn't pleasing, but it was the responsible thing to do and what we need to do to turn things around."

The Bank was "undercapitalized" at December 31, 2010 under the regulatory capital minimum requirements. The Bank's risk-adjusted capital ratios at December 31, 2010, were 5.53% for Tier 1 and 6.88% for total capital, with the total capital ratio being below the required minimum of 8.0% to be adequately capitalized. "The Board and management are committed to make their utmost efforts to increase its capital levels to regain the 'well capitalized' status," said Beisel.

The Company's allowance for loan losses ratio to year-end loans was 8.32% at December 31, 2010, compared to 4.44% a year ago, the result of an increase in nonaccrual and impaired loans and falling property values. The bank also took a more aggressive approach in its impairment calculations.

 "We've strengthened our credit process during the past year and developed a plan to work through these problem loans as quickly as possible," Beisel said. "We are doing the things that need to get done to get our bank back to profitability. We have the right people at the right time to move this Company ahead."

Between December 31, 2009 and December 31, 2010, the Company's loan portfolio decreased by $81.5 million or 7.9%. Total loans at December 31, 2010 were $950.4 million. The overall decrease in gross loans was primarily due to scheduled principal curtailments, loan sales and part of our overall strategy to shrink loans to mitigate risk and preserve capital. While the Company's performing loans provided a strong yield and helped maintain solid sources of interest income, the planned reduction in loan volume, the level of non-performing assets and restructured loans lead to a decrease in interest income. Interest income decreased $3.4 million or 5.1% to $62.6 million for the year ended December 31, 2010, as compared to the same period in 2009. For the quarter ended December 31, 2010, interest income was $13.8 million, a decrease of 15.7% from the same period in 2009.

Interest expense of $28.8 million for the year ended December 31, 2010, represented a $990,000 decrease from the comparable period in 2009. For the fourth quarter of 2010, interest expense was $6.7 million, a decrease of $1.0 million over the fourth quarter of 2009. The decrease in interest expense was primarily attributable to the decrease of $120.7 million in total deposits as of December 31, 2010, as compared to the same period in 2009, coupled with a decrease in the overall rate paid on our interest bearing liabilities of 41 basis points. The decrease in deposits was primarily related to a $98.1 million decrease in brokered deposits as the Company continues to reduce its reliance on brokered deposits.

The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 2.88% for the year ended December 31, 2010 as compared to 3.30% for the same period in 2009. The compression of our margins from prior year is the result of the increase in the balance of non-accruing and restructured loans.  In addition, the Company chose to bolster its short-term liquidity position by placing funds in correspondent bank accounts (overnight funds) paying only 0.25%.

Noninterest income declined in 2010 largely due to losses on other real estate owned and reductions in title insurance premiums and mortgage broker income, which was partially offset by a gain on sale of loans in the third quarter of 2010. For the quarter and year ended December 31, 2010, noninterest income was down $245,000 and $889,000, respectively, compared to the same periods in the prior year. Despite management's best efforts to control noninterest expenses, noninterest expense increased $1.7 million and $2.2 million, respectively, for the quarter and year ended December 31, 2010, primarily due to higher costs related to other real estate owned, increase credit and collection costs and increased FDIC premiums.

Total assets were $1.1 billion as of December 31, 2010.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc., the parent of Bank of the Commonwealth, operates 21 offices throughout Hampton Roads, Va., and northeastern North Carolina. Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Operating Results:
Interest and dividend income	$ 13,804	$ 16,384	$ 62,583	$ 65,968
Interest expense	6,670	7,672	28,809	29,799
Net interest income	7,134	8,712	33,774	36,169
Provision for loan losses	22,503	1,516	52,513	53,925
Noninterest income	(349)	(104)	2,154	3,043
Noninterest expense	8,051	6,307	26,792	24,627
Income (loss) before income taxes and noncontrolling interest	(23,769)	785	(43,377)	(39,340)
Income tax expense (benefit)	15,297	296	8,458	(13,596)
Income (loss) before noncontrolling interest	(39,066)	489	(51,835)	(25,744)
Noncontrolling interest in subsidiaries	29	(2)	(11)	(37)
Net income (loss)	$ (39,037)	$ 487	$ (51,846)	$ (25,781)

Per Share Data
Basic earnings (loss)	$ (5.66)	$ 0.07	$ (7.52)	$ (3.75)
Diluted earnings (loss)	$ (5.66)	$ 0.07	$ (7.52)	$ (3.75)
Book value	$ 4.07	$ 11.62	$ 4.07	$ 11.62
Cash dividends	$ --	$ --	$ --	$ 0.10
Basic weighted average shares outstanding	6,894,757	6,887,873	6,891,185	6,879,923
Diluted weighted average shares outstanding	6,894,757	6,887,873	6,891,185	6,879,923
Shares outstanding at period-end	6,897,084	6,888,451	6,897,084	6,888,451

Period End Balances:
Assets	$ 1,097,486	$ 1,276,503	$ 1,097,486	$ 1,276,503
Loans*	950,432	1,031,885	950,432	1,031,885
Investment securities	9,337	5,755	9,337	5,755
Deposits	960,234	1,080,896	960,234	1,080,896
Shareholders' equity	28,063	80,038	28,063	80,038

Average Balances:
Assets	$ 1,165,672	$ 1,189,254	$ 1,220,865	$ 1,138,260
Loans*	981,225	1,052,784	992,707	1,053,431
Investment securities	8,068	5,700	6,606	5,749
Deposits	988,781	1,005,130	1,031,962	891,624
Shareholders' equity	66,558	79,814	75,717	100,212

Financial Ratios:
Return on average assets	-13.29%	0.16%	-4.25%	-2.26%
Return on average shareholders' equity	-232.69%	2.42%	-68.47%	-25.73%
Efficiency Ratio (tax equivalent basis)	118.64%	73.23%	74.54%	62.76%
Period end shareholders' equity to total assets	2.56%	6.27%	2.56%	6.27%
Loan loss allowance to period end loans*	8.32%	4.44%	8.32%	4.44%
Loan loss allowance to non-performing loans	60.63%	58.98%	60.63%	58.98%
Non-performing assets to total assets	14.81%	6.97%	14.81%	6.97%
Net interest margin (tax equivalent basis)	2.55%	2.98%	2.88%	3.30%
Bank's Tier 1 capital to average assets	4.21%	8.37%	4.21%	8.37%
Bank's Tier 1 capital to risk weighted assets	5.53%	9.80%	5.53%	9.80%
Bank's Total capital to risk weighted assets	6.88%	11.09%	6.88%	11.09%

* Net of unearned income, excluding loans held for sale.
CONTACT: Chris Beisel
         Interim President
         Commonwealth Bankshares, Inc.
         (757) 446-6900